Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TITAN COMPUTER SERVICES, INC.

Under Section 402 of the Business Corporation Law

* * * * * * * * * * *

The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follows:

FIRST:  The name of the Corporation is:

TITAN COMPUTER SERVICES, INC.

SECOND:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any State official, department, board or agency or other body without such consent or approval first being obtained.

THIRD:  The office of the Corporation in the State of New York is to be located in the County of Rockland.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is:
 Two Hundred (200) Shares Without Par Value

FIFTH:  The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

The Corporation
92 Southgate Drive
Spring Valley, NY   10977

The corporation designates Corporation Services Company with its address at 4 Central Avenue, Albany, NY, 12210, as its registered agent upon whom process against it may be served within the State of New York.

IN WITNESS WHEREOF, I have duly executed and subscribed this certificate and do affirm the foregoing as true under penalties of perjury this thirteenth of July, 1994.

/s/Stanley R. Howie
Stanley R. Howie
Incorporator
Corporate Agents Inc.
4 Central Avenue
Albany, NY  12210